Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Independence Contract Drilling, Inc. of our report dated March 21, 2014, except for Note 3, Earnings (loss) per Share, and Note 12, Segment and Geographical Information, as to which the date is May 12, 2014, relating to the financial statements of Independence Contract Drilling, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

June 19, 2014